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                                                                    Exhibit 10.1


                              EMPLOYMENT AGREEMENT

     AGREEMENT ("Agreement"), dated as of February 23, 2000 ("Effective Date") by and between New Plan Excel Realty Trust, Inc., a Maryland corporation (the "Company") and Glenn J. Rufrano ("Executive").

                                     RECITAL

     The Company desires to employ Executive as of the Effective Date, on the terms and conditions set forth in this Agreement, and Executive desires to be so employed.

                                    AGREEMENT

     IN CONSIDERATION of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

     1. Employment. The Company hereby agrees to employ Executive and Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.

     2. Term. The period of employment of Executive by the Company hereunder (the "Employment Period") shall commence on the Effective Date and shall continue through the fifth anniversary of the Effective Date. Thereafter, the Employment Period shall automatically be extended for one (1) additional year unless either party shall provide notice of nonrenewal not less than nine (9) months prior to the date which such extension would be effective. The Executive's employment from the Effective Date until the date which is forty-five (45) days following the Effective Date may, at the Executive's election, be on a part-time basis to permit the Executive to complete his commitments to his former employer. The Executive's estimated average weekly time commitments during the part-time period will be eight (8) hours per week. The Executive shall commence full-time employment with the Company not later than forty-five (45) days from the Effective Date. The Employment Period may be sooner terminated by either party in accordance with Section 6 of this Agreement. At the time Executive ceases to be a full-time employee of the Company, the Executive agrees that he shall resign as a director, trustee and officer of the Company and its subsidiaries and any entity in control of, controlled by or under common control with the Company or in which the Company owns any common or preferred stock or interest or any entity in control of, controlled by or under common control with such entity ("Affiliate") and as a member of any committee of the board of directors and the board of trustees of the Company and its subsidiaries and Affiliates of which he is a member.

     3.   Position and Duties.

          (a) Chief Executive Officer. At all times during the Employment Period, Executive shall serve as Chief Executive Officer of the Company, and shall report solely and directly to the Board of Directors of the Company ("Board"). Until such time as a President of




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the Company other than Executive is appointed, Executive shall also serve as
President of the Company. Executive shall have those powers and duties normally associated with the position of a Chief Executive Officer and such other powers and duties as may be properly prescribed by the Board of Directors of the Company ("Board"), provided that such other powers and duties are consistent with Executive's position as Chief Executive Officer. Except as specifically set forth in this section and Section 2, Executive shall perform full-time services for the Company and devote such time, attention and energies to Company affairs as are necessary to fully perform his duties (other than absences due to illness or vacation) for the Company. Notwithstanding the above, Executive shall be permitted, to the extent such activities do not materially and adversely affect the ability of Executive to fully perform his duties and responsibilities hereunder, to (i) manage Executive's personal, financial and legal affairs, (ii) serve on civic or charitable boards or committees, and (iii) with the consent of the Board, serve as a member of the board of directors of any noncompeting business. The Executive has disclosed to the Company a list of boards of which he is currently a member, and the Company has consented to his continued membership on such boards.

          (b) Director. The Company agrees to nominate the Executive in place of an individual who is not an "Outside Director" (as defined herein) to serve for a three-year term as a member of the Board at the annual meeting of shareholders of the Company in 2000 at which directors of the Board are elected and use reasonable good faith effort to cause Executive to be elected as a member of the Board, including, without limitation, recommending Executive to be elected as a member of the Board in the proxy statement distributed to shareholders regarding the election of members of the Board. Thereafter during the Employment Period the Company agrees to nominate the Executive as a member of the Board for successive three-year terms and use reasonable good faith effort to cause Executive to be elected as a member of the Board, including, without limitation, recommending Executive to be elected as a member of the Board in the proxy statement distributed to shareholders regarding the election of members of the Board. Until such time as Executive is elected to serve as a member of the Board and during any period during the Employment Period when Executive is not a member of the Board, Executive shall be invited to attend and shall be entitled to participate in all Board meetings but shall have no right to vote at such meetings. Upon the Effective Date, the Executive shall be appointed as a full voting member of the Company's Investment Committee and shall remain a member of the Investment Committee during the Employment Period for as long as the Investment Committee exists and thereafter during the Employment Period the Executive shall be appointed as a full voting member of any successor committee or body (other than the Board itself) which succeeds to the Investment Committee. Executive shall support each proposal to be submitted to shareholders of the Company which has been approved by the Board (whether or not such approval was unanimous and whether or not Executive voted in favor of or agreed with such proposal) ("Shareholder Proposal") and shall not, directly or indirectly, take or cause any action to be taken which may interfere with a Shareholder Proposal and shall vote or cause to be voted Shares (as defined herein) owned or controlled by Executive in favor of each Shareholder Proposal.



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     4.   Place of Performance. The principal place of employment of Executive shall be at the Company's corporate offices in New York, New York.

     5.   Compensation and Related Matters.

          (a) Salary. During the Employment Period, following the commencement of full-time employment, the Company shall pay Executive an annual base salary of $555,000 ("Base Salary"), with pro-rata payment thereof for periods from the Effective Date until commencement of full-time employment. Executive's Base Salary shall be paid in approximately equal installments in accordance with the Company's customary payroll practices. If Executive's Base Salary is increased by the Company, such increased Base Salary shall then constitute the Base Salary for all purposes of this Agreement.

          (b) Bonus. The Board's executive compensation and stock option committee (the "Compensation Committee") shall review Executive's performance at least annually during each year of the Employment Period and cause the Company to award Executive a cash bonus of up to 100% of his Base Salary which the Compensation Committee shall reasonably determine as fairly compensating and rewarding Executive for services rendered to the Company and/or as an incentive for continued service to the Company, but in no event shall Executive's aggregate bonus for the period from the Effective Date through March 1, 2001 be less than $325,000. The amount of Executive's cash bonus shall be determined in the discretion of the Compensation Committee and shall be dependent upon, among other things, the achievement of certain performance levels by the Company, including, without limitation, growth in funds from operations, and Executive's performance and contribution to increasing the funds from operations.

          (c) Expenses. The Company shall promptly reimburse Executive for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the Company's policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company.

          (d) Vacation. Executive shall be entitled to the number of weeks of vacation per year provided to the Company's senior executive officers, but in no event less than four (4) weeks annually.

          (e) Welfare, Pension and Incentive Benefit Plans. During the Employment Period, Executive (and his spouse and dependents to the extent provided therein) shall be entitled to participate in and be covered under all the welfare benefit plans or programs maintained by the Company from time to time on terms no less favorable than provided for any of its senior executives other than William Newman or Arnold Laubich including, without limitation, all medical, hospitalization, dental, disability, accidental death and dismemberment and travel accident insurance plans and programs. In addition, during the Employment Period, Executive shall be eligible to participate in and be covered under all pension, retirement, savings and other



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employee benefit, perquisite, change in control and executive compensation plans and any annual incentive or long-term performance plans and programs maintained from time to time by the Company on terms no less favorable than provided for any of its senior executives other than William Newman or Arnold Laubich.

          (f) Automobile. During the Employment Period, the Company shall provide Executive with the use of a Lexus LS 400 automobile (including the payment of vehicle insurance) or an automobile substantially comparable to a Lexus LS 400 automobile; however, at the Company's option, Company may in lieu thereof provide Executive with an automobile allowance in an amount sufficient for Executive to have the use of a Lexus LS 400 (and pay vehicle insurance on, if not so provided by the Company) or an automobile substantially comparable to a Lexus LS 400. If the Executive so elects, in lieu of the obligations set forth in the preceding sentence, the Company shall pay the lease payments for the period during the Employment Period on the automobile leased by Executive on the Effective Date.

          (g) Option. Executive shall be granted on the Effective Date options ("Option") to purchase seven hundred thousand (700,000) shares of common stock of the Company ("Shares"). Such Option shall be granted by the Compensation Committee pursuant to the 1993 Stock Option Plan of New Plan Excel Realty Trust, Inc., as amended ("Stock Option Plan") to the extent deemed appropriate by the Compensation Committee but with respect to not less than the maximum number of Shares for which incentive stock options are permissible under the limitations applicable to incentive stock options under the Stock Option Plan and under applicable law. To the extent the Option is not granted pursuant to the Stock Option Plan, the Board will grant a nonqualified stock option on the Effective Date with respect to the number of Shares by which the Option would exceed the number of Shares with respect to which options were granted under the Stock Option Plan. Options granted outside the Stock Option Plan shall not be subject to stockholder approval, and shall have terms no less favorable than if they had been granted with the terms set forth below as nonqualified stock options under the Stock Option Plan. The portion of the Option granted under the Stock Option Plan shall be an incentive stock option to the extent permissible under the limitations applicable to incentive stock options under the Stock Option Plan and under applicable law. The Option shall have an exercise price per Share equal to the fair market value (as defined in the Stock Option Plan) of a Share underlying an option granted on the Effective Date, i.e., the closing price on the last trading day preceding the Effective Date (the "Effective Date Market Price").

                  (i) Of the Option, options to purchase five hundred thousand (500,000) Shares ("Time Vested Options") shall become vested at the rate of one hundred thousand (100,000) Shares on each anniversary of the Effective Date. Notwithstanding the foregoing, Time Vested Options shall become vested if the Executive's employment is terminated during the Employment Period by the Company without "Cause" (as herein defined) or by the Executive for "Good Reason" (as herein defined). In addition, if the Executive dies or the Executive's employment is terminated because of Disability during the Employment Period,



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          50% of the Time Vested Options which were not vested immediately prior to his death or Disability shall become vested on the date of his death or Disability. Subject to the provisions of the Stock Option Plan, the Time Vested Options shall have a maximum term of ten years from the Effective Date but no additional vesting of Time Vested Options shall occur after termination of Executive's employment and the Time Vested Options shall terminate earlier [1] on the ninetieth
          (90th) day after Executive is no longer employed by the Company on a full-time basis for any reason other than death or Disability, or [2] on the first anniversary of the Executive's termination of employment by reason of death or Disability.

                  (ii) Of the Option, options to purchase two hundred thousand (200,000) Shares ("Performance Vested Options") shall vest on the eighth anniversary of the Effective Date provided Executive is a full-time employee of the Company at such time or may vest earlier on the basis of performance as herein described.

                         [1] Performance Vested Options for one hundred thousand
                  (100,000) Shares shall vest on the fourth anniversary of the Effective Date if the annualized return on investment on a Share from the Effective Date through the fourth anniversary of the Effective Date (determined in good faith by the Compensation Committee based upon dividends paid and appreciation in Share price during such period) ("Cumulative Four Year ROI") is at least 16%. If Cumulative Four Year ROI is not greater than 14%, no Performance Vested Options shall vest on the fourth anniversary of the Effective Date. To the extent Cumulative Four Year ROI is greater than 14% but not at least 16%, Performance Vested Options for five hundred
                  (500) Shares shall become vested on the fourth anniversary of the Effective Date for each .01% by which Cumulative Four Year ROI exceeds 14%.

                         [2] All Performance Vested Options which have not
                  previously vested shall vest on the fifth anniversary of the Effective Date if the annualized return on investment of a Share from the Effective Date through the fifth anniversary of the Effective Date (determined in good faith by the Compensation Committee based upon dividends paid and appreciation in Share price during such period) ("Cumulative Five Year ROI") is at least 16%. If Cumulative Five Year ROI is not greater than 14%, no additional Performance Vested Options shall vest on the fifth anniversary of the Effective Date. To the extent Cumulative Five Year ROI is greater than 14% but not at least 16%, for each .01% by which Cumulative Five Year ROI exceeds 14%, additional Performance Vested Options shall become vested for a number of Shares equal to the quotient of (A) the difference



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                  between two hundred thousand (200,000) and the number of
                  Performance Vested Options which became vested on the fourth anniversary of the Effective Date and (B) two hundred (200).

                         [3] Notwithstanding the foregoing, Performance Vested
                  Options shall become vested if the Executive's employment with the Company is terminated by the Company without Cause or by the Executive with Good Reason. If the Executive dies or the Executive's employment is terminated because of Disability during the Employment Period prior to the fourth anniversary of the Effective Date, Performance Vested Options for one hundred thousand (100,000) Shares shall vest if the cumulative return on investment from the Effective Date through the date of death or termination of Executive's employment because of Disability is at least 16% or Performance Vested Options for five hundred (500) Shares for each .01% by which the cumulative return on investment from the Effective Date through the date of death or Disability exceeds 14% (up to 16%) shall vest (such determinations to be made in a manner consistent with the Cumulative Four Year ROI calculations). Subject to the provisions of the Stock Option Plan, the Performance Vested Options shall have a maximum term of ten years but no additional vesting of Performance Vested Options shall occur after termination of Executive's employment and the Performance Vested Options shall terminate earlier [A] on the ninetieth (90th) day after Executive is no longer employed by the Company as a full-time employee for any reason other than death or Disability, or [B] on the first anniversary of the Executive's termination of employment by reason of death or Disability.

          (h) Restricted Option. Executive shall also be granted on the Effective Date options ("Restricted Option") to purchase Shares subject to the restrictions set forth in this Section 5(h) ("Restricted Shares") in a number equal to six million six hundred thousand dollars ($6,600,000) divided by the Effective Date Market Price. Such Restricted Option shall be immediately vested, be exercisable only on the Effective Date and for six months thereafter, exercisable only for the full number of Restricted Shares and have an exercise price per Share equal to the Effective Date Market Price. The Company shall cooperate with Executive to permit Executive to make an election under section 83(b) of the Internal Revenue Code of 1986, as amended.

                  (i) Such Restricted Option shall be exercisable by (i) cash, (ii) certified check, or (iii) by a combination of four hundred thousand dollars ($400,000) in cash or by certified check and two promissory notes ("Notes") - a promissory recourse note to the Company for five hundred ninety thousand dollars ($590,000) ("Recourse Note") and a promissory limited recourse note to the Company for five million six hundred ten thousand dollars ($5,610,000) ("Limited Recourse Note").



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          Interest on the Notes shall be at 8%, compounded quarterly. Interest shall be due and payable on the Notes on each January 15, April 15, July 15 and October 15 (each a "Payment Date"). In addition, Executive shall make principal payments on the Limited Recourse Note in the following amount and manner: on each Payment Date during the Employment Period an amount equal to 10% multiplied by the excess of [1] the number of Restricted Shares multiplied by $1.64, over [2] five hundred twenty-eight thousand dollars ($528,000). To the extent payments are not made as due on the Limited Recourse Note, Executive shall be fully liable on a recourse basis for such payments due but not paid prior to the date the Notes are payable in full.

                  (ii) Of the Restricted Shares, a number of Restricted Shares equal to the total number of Restricted Shares less sixty thousand (60,000) ("Time Vested Restricted Shares") shall vest at the rate of one-fifth of the number of such Time Vested Restricted Shares on each anniversary of the Effective Date. All remaining unvested Time Vested Restricted Shares shall vest upon termination of the Executive's employment by the Company without Cause or by the Executive with Good Reason. If the Executive should die or his employment is terminated because of Disability during the Employment Period, 50% of the unvested Time Vested Restricted Shares shall vest upon his death or Disability.

                  (iii) Of the Restricted Shares, sixty thousand (60,000) Restricted Shares ("Performance Restricted Shares") shall vest on the eighth anniversary of the Effective Date provided Executive is a full-time employee of the Company at such time or may vest earlier on the basis of performance as herein described.

                         [1] Performance Restricted Shares for thirty thousand
                  (30,000) Shares shall vest on the fourth anniversary of the Effective Date if Cumulative Four Year ROI is at least 16%. If Cumulative Four Year ROI is not greater than 14%, no Performance Restricted Shares shall vest on the fourth anniversary of the Effective Date. To the extent Cumulative Four Year ROI is greater than 14% but not at least 16%, Performance Restricted Shares for one hundred fifty (150) Shares shall become vested on the fourth anniversary of the Effective Date for each .01% by which Cumulative Four Year ROI exceeds 14%.

                         [2] All Performance Restricted Shares which have not
                  previously vested shall vest on the fifth anniversary of the Effective Date if Cumulative Five Year ROI is at least 16%. If Cumulative Five Year ROI is not greater than 14%, no additional Performance Restricted Shares shall vest on the fifth anniversary of the Effective Date. To the extent Cumulative Five Year ROI is greater than 14% but not at least 16%, for each .01% by which Cumulative Five Year ROI exceeds 14%, additional



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                  Performance Restricted Shares shall become vested for a
                  number of Shares equal to the quotient of (A) the difference between sixty thousand (60,000) and the number of Performance Restricted Shares which became vested on the fourth anniversary of the Effective Date and (B) two hundred
                  (200).

                         [3] Notwithstanding the foregoing, Performance
                  Restricted Shares shall become vested if the Executive's employment with the Company is terminated by the Company without Cause or by the Executive with Good Reason. If the Executive dies or the Executive's employment is terminated because of Disability during the Employment Period prior to the fourth anniversary of the Effective Date, Performance Restricted Shares for thirty thousand (30,000) Shares shall vest if the cumulative return on investment from the Effective Date through the date of death or Disability is at least 16% or Performance Restricted Shares for one hundred fifty (150) Shares for each .01% by which the cumulative return on investment from the Effective Date through the date of death or Disability exceeds 14% (up to 16%) shall vest (such determinations to be made in a manner consistent with the Cumulative Four Year ROI calculations).

                  (iv) The Recourse Note and Limited Recourse Note shall be due no later than the fifth anniversary of the Effective Date; provided, however, if the Company terminates Executive's employment for Cause or if the Executive terminates employment without Good Reason, the Notes, subject to the Company's repurchase obligation set forth in Section 5(h)(v), shall be immediately payable in full upon such event, and if the Company terminates Executive's employment for Disability or if the Executive dies, subject to the Company's repurchase obligation set forth in Section 5(h)(v), the Notes shall be payable in full no later than the earlier of the first anniversary of the termination of employment or the fifth anniversary of the Effective Date. Notwithstanding the preceding sentences, if applicable securities law prevents the Executive from selling vested Restricted Shares before the date when the Notes would otherwise be due, the Notes shall become payable in full sixty (60) days following the first date on which the applicable securities law no longer prevents such sale. Restricted Shares shall be specific security for the Limited Recourse Note and the Company shall have the right to sell the Restricted Shares to effectuate repayment of the Notes as payments are due. No vested Restricted Shares shall be released from securing the Limited Recourse Note unless:

                         [1] Principal payments to the Limited Recourse Note are
                  made in an amount equal to the amount by which [i] the product of [A] the number of Restricted Shares desired to be released from securing the Limited Recourse Note, multiplied by [B] 90.5%, multiplied by [C] the Effective Date Market Price, exceeds [ii] the product of the principal



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                  payments made prior thereto to the Limited Recourse Note
                  multiplied by 90.5%.

                         [2] Principal payments to the Recourse Note are made in
                  an amount equal to the amount by which [i] the product of [A] the number of Restricted Shares desired to be released from securing the Limited Recourse Note, multiplied by [B] 9.5%, multiplied by [C] the Effective Date Market Price, exceeds [ii] the product of the principal payments made prior thereto to the Limited Recourse Note multiplied by 9.5%.

          Executive shall execute such documents as the Company may reasonably require to evidence the Notes and the Restricted Shares being security for such Notes. Restricted Shares shall contain a restrictive legend and Executive shall execute a pledge agreement and stock power to effectuate the security for the Notes.

                  (v) The Company shall purchase each Restricted Share which is not vested at the Executive's termination of employment for the lesser of [1] the Effective Date Market Price and [2] the market price of a Share on the date of the Company's purchase. The Company's purchase of Restricted Shares which are not vested shall occur as soon as practicable after [1] the Company's termination of Executive's employment for Cause or the Executive's termination of employment without Good Reason or [2] the earlier of the first anniversary of Executive's termination of employment because of death or Disability or the fifth anniversary of the Effective Date if the Executive's employment is terminated by the Company without Cause or by the Executive for Good Reason. The purchase price for such Restricted Shares shall be paid through reduction of the outstanding balance of the Limited Recourse Note by 90.5% of the amount of the purchase price for such Restricted Shares and through reduction of the outstanding balance of the Recourse Note by the remainder of the amount of the purchase price for such Restricted Shares which was not used to reduce the outstanding balance of the Limited Recourse Note.

                  (vi) Subject to the provisions of this Section and Section 3(b), Executive shall have full voting rights with respect to the Restricted Shares and shall be entitled to receive all dividends paid with respect to Restricted Shares, whether or not vested.

          (i) No Hedging. During the Employment Period, Executive will not in any way attempt to limit the financial risk with respect to Options, Restricted Options or Restricted Shares which are not vested by means of any hedging (including without limitation, selling short) or other techniques.



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          (j)     Registration. The Company shall cause a registration statement on Form S-8 (or any successor or replacement form) under the Securities Act of 1933, as amended to be effective with respect to Shares acquired pursuant to the Option.

     6. Termination. Executive's employment hereunder may be terminated during the Employment Period under the following circumstances:

          (a) Death. Executive's employment hereunder shall terminate upon his death.

          (b) Disability. If, as a result of Executive's incapacity due to physical or mental illness, Executive shall have been substantially unable to perform his duties hereunder for an entire period of one hundred twenty (120) days, and within thirty (30) days after written Notice of Termination (as defined in Section 7(a)) is given after such sixty (60) day period, Executive shall not have returned to the substantial performance of his duties on a full-time basis, the Company shall have the right to terminate Executive's employment hereunder for "Disability", and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement.

          (c) Cause. The Company shall have the right to terminate Executive's employment for Cause, and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. For purposes of this Agreement, the Company shall have "Cause" to terminate Executive's employment upon Executive's:

                  (i) conviction of, or plea of guilty or nolo contendere to, a felony; or

                  (ii) willful and continued failure to use reasonable best efforts to substantially perform his duties hereunder (other than such failure resulting from Executive's incapacity due to physical or mental illness or subsequent to the issuance of a Notice of Termination by Executive for Good Reason (as defined in Section 6(d)) after demand for substantial performance is delivered by the Company in writing that specifically identifies the manner in which the Company believes Executive has not used reasonable best efforts to substantially perform his duties; or

                  (iii) willful misconduct (including, but not limited to, a willful breach of the provisions of Section 10) that is materially economically injurious to the Company or to any Affiliate.

     For purposes of this Section 6(c), no act, or failure to act, by Executive shall be considered "willful" unless committed in bad faith and without a reasonable belief that the act or omission was in the best interests of the Company or any Affiliates thereof; provided, however, that the willful requirement outlined in paragraphs (ii) or (iii) above shall be deemed to have



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occurred if the Executive's action or non-action continues for more than ten
(10) days after Executive has received written notice of the inappropriate action or non-action. Failure to achieve performance goals, in and of itself, shall in no event be grounds for a termination for Cause hereunder. Cause shall not exist under paragraph (ii) or (iii) above unless and until the Company has delivered to Executive a copy of a resolution duly adopted by a majority of the Board (excluding Executive for purposes of determining such majority) at a meeting of the Board called and held for such purpose (after reasonable (but in no event less than thirty (30) days) notice to Executive and an opportunity for Executive, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board, Executive was guilty of the conduct set forth in paragraph (ii) or (iii) and specifying the particulars thereof in detail. This Section 6(c) shall not prevent Executive from challenging in any court of competent jurisdiction the Board's determination that Cause exists or that Executive has failed to cure any act (or failure to act) that purportedly formed the basis for the Board's determination.

          (d) Good Reason. Executive may terminate his employment for "Good Reason" within thirty (30) days after Executive has actual knowledge of the occurrence, without the written consent of Executive, of one of the following events that has not been cured within thirty (30) days after written notice thereof has been given by Executive to the Company; provided, however, that with respect to Section 6(d) the Company shall have the right to challenge in any court of competent jurisdiction the Executive's determination that he has the right to terminate his employment for "Good Reason.":

                  (i) the failure to comply with Section 3(b) in nominating the Executive as a director or appointing Executive as a member of the Investment Committee or any successor committee or body (other than the Board itself) which succeeds to the Investment Committee while any such committee exists, in each case, as required hereunder;

                  (ii) the assignment to Executive of duties materially and adversely inconsistent with Executive's status as Chief Executive Officer of the Company or a material and adverse alteration in the nature of Executive's duties and/or responsibilities, reporting obligations, titles or authority as Chief Executive Officer; provided, however, the Company's appointment of an individual other than Executive as President of the Company shall not constitute "Good Reason";

                  (iii) a reduction by the Company in Executive's Base Salary or a failure by the Company to pay any such amounts when due;

                  (iv) the relocation of the Company's executive offices or Executive's own office location to a location that is more than fifty
          (50) miles from New York, New York;



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                  (v)    any purported termination of Executive's employment for
          Cause which is not effected pursuant to the procedures of Section 6(c) (and for purposes of this Agreement, no such purported termination shall be effective);

                  (vi) the failure to grant the Option and Restricted Option as provided in Section 5(g) and 5(h), respectively, of this Agreement or the Company's failure to pay or provide any material employee benefits due to be provided to Executive under this Agreement;

                  (vii) the Company's failure to provide in all material respects the indemnification set forth in Section 11 of this Agreement, or to require any successor to assume and agree to perform this Agreement as set forth in Section 13 of this Agreement;

                  (viii) a Change in Control (as defined below) of the Company;
          or

                  (ix) Outside Directors (as defined below) do not constitute at least a majority of the Board within three months following the annual meeting of shareholders of the Company in 2001 at which directors of the Board are elected (An "Outside Director" is any person other than an employee of the Company on the Effective Date or thereafter, Arnold Laubich, William Newman, Melvin Newman or Norman Gold or any member of the respective immediate families of the individually named persons or employees who on the Effective Date or thereafter are officers of the Company); provided, however, that an increase in the number of directors on the Board which permits Outside Directors to constitute a majority of the Board shall not constitute "Good Reason".

     Executive's right to terminate his employment hereunder for Good Reason shall not be affected by his incapacity due to physical or mental illness. Executive's continued employment during the thirty (30) day period referred to above in this paragraph (d) shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

     If Executive terminates employment hereunder for Good Reason and is reemployed by the Company or any successor within six months of such termination of employment, Executive's termination of employment shall retroactively not be considered a termination for Good Reason and Executive shall have no entitlement to any payments or benefits pursuant to Section 8(a) (including without limitation, Section 8(a)(iv)). To the extent Executive has already received payments or benefits pursuant to Section 8(a) (including without limitation, Section 8(a)(iv)), Executive shall repay to the Company such payments or benefits or make other equitable restitution to the Company, as the Board shall determine.

     For purposes of this Agreement, a "Change in Control" of the Company means the occurrence of one of the following events:

                         (1) individuals who, on the Effective Date, constitute the Board (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Effective Date whose election or nomination for election was approved by a vote of a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be an Incumbent Director;

                         (2) any "person" (as such term is defined in Section 3(a) (9) of the Securities Exchange Act of 1934 (the "Exchange Act") and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes, after the Effective Date, a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company's then outstanding securities eligible to vote for the election of the Board (the "Company Voting Securities"); provided, however, that an event described in this paragraph (2) shall not be deemed to be a Change in Control if any of following becomes such a beneficial owner: (A) the Company or any majority-owned entity (provided, that this exclusion applies solely to the ownership levels of the Company or the majority-owned entity), (B) any tax-qualified, broad-based employee benefit plan sponsored or maintained by the Company or any majority-owned entity, (C) any underwriter temporarily holding securities pursuant to an offering of such securities, (D) any person pursuant to a Non-Qualifying Transaction (as defined in paragraph (3)), or (E) Executive or any group of persons including Executive (or any entity controlled by Executive or any group of persons including Executive);

                         (3) the consummation of a merger, consolidation, share exchange or similar form of transaction involving the Company or any of its subsidiaries, or the sale of all or substantially all of the Company's assets (a "Business Transaction"), unless immediately following such Business Transaction (i) more than 50% of the total voting power of the entity resulting from such Business Transaction or the entity acquiring the Company's assets in such Business Transaction (the "Surviving Corporation") is beneficially owned, directly or indirectly, by the Company's shareholders immediately prior to any such Business Transaction, and (ii) no person (other than the persons set forth in clauses (A),

          (B), or (C) of paragraph (2) above or any tax-qualified, broad-based employee benefit plan of the Surviving Corporation or its Affiliates) beneficially owns, directly or indirectly, 30% or more of the total voting power of the Surviving Corporation (a "Non-Qualifying Transaction"); provided, however, that in the event a definitive agreement is entered into providing for the occurrence of an event which, if consummated, would result in a Change in Control of the Company (a "Merger Event"), then all options and equity interests granted or acquired by the Executive pursuant to this Agreement which have not then become fully vested, shall become fully vested but only on a provisional basis, for the sole purpose of enabling the Executive to exercise any such options and tender any such equity interests as necessary to permit the Executive to participate in the Merger Event on the same basis as all other stockholders. If the Merger Event is consummated, such accelerated vesting shall no longer be provisional. If the Merger Event is not consummated, the Executive shall continue to have the same vested status in his options and equity interests as he had without regard to the provisional vesting terms included herein; or

                         (4) Board and to the extent necessary, shareholder approval of a liquidation or dissolution of the Company, unless the voting common equity interests of an ongoing entity (other than a liquidating trust) are beneficially owned, directly or indirectly, by the Company's shareholders in substantially the same proportions as such shareholders owned the Company's outstanding voting common equity interests immediately prior to such liquidation and such ongoing entity assumes all existing obligations of the Company to Executive under this Agreement and the Stock Option Agreements pursuant to which the Stock Options were granted.

          (e) Without Good Reason. Executive shall have the right to terminate his employment hereunder without Good Reason by providing the Company with a Notice of Termination, and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement.

     7.   Termination Procedure.

          (a) Notice of Termination. Any termination of Executive's employment by the Company or by Executive during the Employment Period (other than termination pursuant to Section 6(a)) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 14. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.

          (b) Date of Termination. "Date of Termination" shall mean (i) if Executive's employment is terminated by his death, the date of his death, (ii) if Executive's employment is terminated pursuant to Section 6(b), thirty (30) days after Notice of Termination (provided that Executive shall not have returned to the substantial performance of his duties on a full-time basis during such thirty (30) day period), and (iii) if Executive's employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within thirty (30) days after the giving of such notice) set forth in such Notice of Termination.

     8. Compensation Upon Termination or During Disability. In the event Executive is disabled or his employment terminates during the Employment Period, the Company shall provide Executive with the payments and benefits set forth below; provided, however, as a specific condition to being entitled to any payments or benefits under this Section 8 Executive must have resigned as a director, trustee and officer of the Company and all of its subsidiaries and Affiliates and as a member of any committee of the board of directors and the board of trustees of the Company and its subsidiaries and Affiliates of which he is a member and must have joined the Company in having executed a mutual release of the Company and its Affiliates, in the form attached hereto as Exhibit A. Executive acknowledges and agrees that the payments set forth in this Section 8 constitute liquidated damages for termination of his employment during the Employment Period.

          (a) Termination By Company Without Cause or By Executive for Good Reason. If Executive's employment is terminated by the Company without Cause or by Executive for Good Reason:

                  (i) the Company shall pay to Executive his Base Salary and accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination; and

                  (ii)   The Company shall pay to Executive a payment equal to;

                         [1] $2,500,000 if the termination of employment occurs
                  prior to the fifth anniversary of the Effective Date. At the election of the Company, the payment set forth in this
                  (ii)[1] may be made in substantially equal monthly installments over the shorter of three years or the remainder of the Employment Period, with interest computed at the Company's cost of capital for the equivalent period; or

                         [2] Base Salary for the period from the Date of
                  Termination through the end of the Employment Period if the termination of employment occurs after an extension of the original five-year term of this Agreement.

                  (iii)  the Company shall reimburse Executive pursuant to
          Section 5(c) for reasonable expenses incurred, but not paid prior to such termination of employment;

                  (iv) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company; and

                  (v) stock options described in Section 5(g) and Restricted Shares described in Section 5(h) shall fully vest as of the Date of Termination.

     The foregoing notwithstanding, the total of the severance payments payable under this Section 8(a) shall be reduced to the extent the payment of such amounts would cause Executive's total termination benefits (as determined by Executive's tax advisor) to constitute an "excess" parachute payment under
Section 280G of the Internal Revenue Code of 1986, as amended (the "Code") and by reason of such excess parachute payment Executive would be subject to an excise tax under Section 4999(a) of the Code, but only if Executive determines that the after-tax value of the termination benefits calculated with the foregoing restriction exceed those calculated without the foregoing restriction.

          (b) Cause or By Executive Without Good Reason. If Executive's employment is terminated by the Company for Cause or by Executive (other than for Good Reason):

                  (i) the Company shall pay Executive his Base Salary and, to the extent required by law or the Company's vacation policy, his accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination; and

                  (ii)   the Company shall reimburse Executive pursuant to
          Section 5(c) for reasonable expenses incurred, but not paid prior to such termination of employment, unless such termination resulted from a misappropriation of Company funds; and

                  (iii) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company.

          (c) Disability. During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness ("Disability Period"), Executive shall continue to receive his full Base Salary set forth in Section 5(a) until his employment is terminated pursuant to Section 6(b). In the event Executive's employment is terminated for Disability pursuant to Section 6(b):

                  (i) the Company shall pay to Executive (A) his Base Salary and accrued vacation pay through the Date of Termination, as soon as practicable following the Date of Termination, and (B) continued Base Salary (as provided for in Section 5(a)) for six (6) months; and

                  (ii)   the Company shall reimburse Executive pursuant to
          Section 5(c) for reasonable expenses incurred, but not paid prior to such termination of employment; and

                  (iii) Executive shall be entitled to any other rights, compensation and/or benefits as may be due to Executive in accordance with the terms and provisions of any agreements, plans or programs of the Company.

          (d)     Death. If Executive's employment is terminated by his death:

                  (i) the Company shall pay in a lump sum to Executive's beneficiary, legal representatives or estate, as the case may be, Executive's Base Salary through the Date of Termination and one (1) times Executive's annual rate of Base Salary;

                  (ii) the Company shall reimburse Executive's beneficiary, legal representatives, or estate, as the case may be, pursuant to
          Section 5(c) for reasonable expenses incurred, but not paid prior to such termination of employment; and

                  (iii) Executive's beneficiary, legal representatives or estate, as the case may be, shall be entitled to any other rights, compensation and benefits as may be due to any such persons or estate in accordance with the terms and provisions of any agreements, plans or programs of the Company.

          (e) Failure to Extend. A failure to extend the Agreement by either party shall not be treated as a termination of Executive's employment for purposes of this Agreement.

          (f) Bonus. In the event the Executive's termination of employment occurs for any reason after the end of any fiscal year of the Company for which annual bonus performance criteria have been established, the Executive shall be entitled to payment of any bonus which is earned by reason of such performance criteria having been met for such fiscal year according to the performance criteria established, without regard to whether the Executive's termination of employment precedes the bonus payment date.

     9. Mitigation. Executive shall not be required to mitigate amounts payable under this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of subsequent employment. Additionally, amounts owed to Executive under this Agreement shall not be offset by any claims the Company may have against Executive, and the Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any other circumstances, including, without limitation, any counterclaim, recoupment, defense or other right which the Company may have against Executive or others.

     10.  Confidential Information, Ownership of Documents; Non-Competition.

          (a) Confidential Information. Executive shall hold in a fiduciary capacity for the benefit of the Company all trade secrets and confidential information, knowledge or data relating to the Company and its businesses and investments, which shall have been obtained by Executive during Executive's employment by the Company and which is not generally available public knowledge (other than by acts by Executive in violation of this Agreement). Except as may be required or appropriate in connection with his carrying out his duties under this Agreement, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, or as is necessary in connection with any adversarial proceeding against the Company (in which case Executive shall use his reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform duties hereunder.

          (b) Removal of Documents; Rights to Products. All records, files, drawings, documents, models, equipment, and the like relating to the Company's business, which Executive has control over shall not be removed from the Company's premises without its written consent, unless such removal is in the furtherance of the Company's business or is in connection with Executive's carrying out his duties under this Agreement and, if so removed, shall be returned to the Company promptly after termination of Executive's employment hereunder, or otherwise promptly after removal if such removal occurs following termination of employment. Executive shall assign to the Company all rights to trade secrets and other products relating to the Company's business developed by him alone or in conjunction with others at any time while employed by the Company.

          (c) Protection of Business. During the Employment Period and if the Executive is terminated by the Company without Cause or Executive terminates employment with or without Good Reason, until the first anniversary of Executive's Date of Termination, the Executive will not (i) serve as an officer, employee, director or consultant of a REIT or other real estate business with a significant portion of its business involved with community shopping centers;
(ii) engage, anywhere within the geographical areas in which the Company or any of its Affiliates (the "Designated Entities") are conducting their business operations or providing services as of the Date of Termination, in any business which is being engaged in by the Designated Entities as of the Date of Termination or pursue or attempt to develop any project known to Executive and which the Designated Entities are pursuing, developing or attempting to develop as of the Date of Termination, unless such project has been inactive for over nine (9) months (a "Project"), directly or indirectly, alone, in association with or as a shareholder, principal, agent, partner, officer, director, employee or consultant of any other organization; (iii) divert to any entity which is engaged in any business conducted by the Designated Entities in the same geographic area as the Designated Entities, any Project or any customer of any of the Designated Entities; or (iv) solicit any officer, employee (other than secretarial staff) or consultant of any of the Designated Entities to leave the employ of any of the Designated Entities. Notwithstanding the preceding sentence, Executive shall not be prohibited from owning less than three (3%) percent of any publicly traded corporation, whether or not such corporation is in competition with the Company. If, at any time, the provisions of this Section 10(c) shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 10(c) shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and Executive agrees that this Section 10(c) as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

          (d) Injunctive Relief. In the event of a breach or threatened breach of this Section 10, Executive agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, Executive acknowledging that damages would be inadequate and insufficient.

          (e)     Continuing Operation. Except as specifically provided in this
Section 10, the termination of Executive's employment or of this Agreement shall have no effect on the continuing operation of this Section 10.

     11.  Indemnification.

          (a) General. The Company agrees that if Executive is made a party or a threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding"), by reason of the fact that Executive is or was a trustee, director or officer of the Company or any subsidiary of the Company or is or was serving at the request of the Company or any subsidiary as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company to the same extent as other officers and directors, as in effect from time to time, against all Expenses incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if Executive has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators.

          (b) Expenses. As used in this Agreement, the term "Expenses" shall include, without limitation, damages, losses, judgments, liabilities, fines, penalties, excise taxes, settlements, and costs, attorneys' fees, accountants' fees, and disbursements and costs of attachment or similar bonds, investigations, and any expenses of establishing a right to indemnification under this Agreement.

          (c) Enforcement. If a claim or request under this Agreement is not paid by the Company or on its behalf, within thirty (30) days after a written claim or request has been received by the Company, Executive may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim or request and, if Executive prevails in respect to the material issues, Executive shall be entitled to be paid also the Expenses of prosecuting such suit. All obligations for indemnification hereunder shall be subject to, and paid in accordance with, applicable Maryland law.

          (d) Partial Indemnification. If Executive is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of any Expenses, but not, however, for the total amount thereof, the Company, shall nevertheless indemnify Executive for the portion of such Expenses to which Executive is entitled.

          (e) Advances of Expenses. Expenses incurred by Executive in connection with any Proceeding shall be paid by the Company in advance upon request of Executive that the Company pay such Expenses; but only in the event that Executive shall have delivered in writing to the Company (i) an undertaking to reimburse the Company for Expenses with respect to which Executive is not entitled to indemnification and (ii) an affirmation of his good faith belief that the standard of conduct necessary for indemnification by the Company has been met.

          (f) Notice of Claim. Executive shall give to the Company notice of any claim made against him for which indemnification will or could be sought under this Agreement. In addition, Executive shall give the Company such information and cooperation as it may reasonably require and as shall be within Executive's power and at such times and places as are convenient for Executive.

          (g) Defense of Claim. With respect to any Proceeding as to which Executive notifies the Company of the commencement thereof:

                  (i) The Company will be entitled to participate therein at its own expense; and

                  (ii) Except as otherwise provided below, to the extent that it may wish, the Company will be entitled to assume the defense thereof, with counsel reasonably satisfactory to Executive, which in the Company's sole discretion may be regular counsel to the Company and may be counsel to other officers and directors of the Company or any subsidiary. Executive also shall have the right to employ his own counsel in such action, suit or proceeding if he reasonably concludes that failure to do so would involve a conflict of interest between the Company and Executive, and under such circumstances the fees and expenses of such counsel shall be at the expense of the Company.

                  (iii) The Company shall not be liable to indemnify Executive under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent. The Company shall not settle any action or claim in any manner which would impose any penalty or limitation on Executive without Executive's written consent. Neither the Company nor Executive will unreasonably withhold or delay their consent to any proposed settlement.

          (h) Non-exclusivity. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Section 11 shall not be exclusive of any other right which Executive may have or hereafter may acquire under any statute, provision of the declaration of trust or certificate of incorporation or by-laws of the Company or any subsidiary, agreement, vote of shareholders or disinterested directors or trustees or otherwise.

     12. Legal Fees and Expenses. If any contest or dispute shall arise between the Company and Executive regarding any provision of this Agreement, the Company shall reimburse Executive for all legal fees and expenses reasonably incurred by Executive in connection with such contest or dispute, but only if Executive prevails in respect of the material issues in dispute of Executive's claims brought and pursued in connection with such contest or dispute. Such reimbursement shall be made as soon as practicable following the final resolution of such contest or dispute to the extent the Company receives reasonable written evidence of such fees and expenses.

     13.  Successors; Binding Agreement.

          (a) Company's Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as herein before defined and any successor to its business and/or assets (by merger, purchase or otherwise) which executes and delivers the agreement provided for in this Section 13 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

          (b) Executive's Successors. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. Upon Executive's death, this Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive's beneficiary or beneficiaries, personal or legal representatives, or estate, to the extent any such person succeeds to Executive's interests under this Agreement. Executive shall be entitled to select and change a beneficiary or beneficiaries to receive any benefit or compensation payable hereunder following Executive's death by giving the Company written notice thereof. In the event of Executive's death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary(ies), estate or other legal representative(s). If Executive should die following his Date of Termination while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Executive, or otherwise to his legal representatives or estate.

     14. Notice. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally, or sent by nationally-recognized, overnight courier or by registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

If to Executive:

          Mr. Glenn J. Rufrano
          c/o New Plan Excel Realty Trust, Inc.
          1120 Ave of the Americas
          New York, NY 10036

With copy to:

          Mr. Stephen T. Lindo
          Willkie Farr and Gallagher
          787 Seventh Avenue
          New York, NY 10019-6099

If to the Company:

          New Plan Excel Realty Trust, Inc.
          1120 Ave of the Americas
          New York, NY 10036
          Attn: General Counsel
or to such other address as any party may have furnished to the others in writing in accordance herewith. All such notices and other communications shall be deemed to have been received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of delivery by nationally-recognized, overnight courier, on the business day following dispatch and (c) in the case of mailing, on the third business day following such mailing.

     15. Miscellaneous. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. No waiver by either party hereto at any time of any breach by the other party hereto of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The respective rights and obligations of the parties hereunder of this Agreement shall survive Executive's termination of employment and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles.

     16. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

     17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

     18. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, director, employee or representative of any party hereto in respect of such subject matter. Any prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and canceled.

     19. Attorney Fees. The Company shall pay, or reimburse Executive for at Executive's discretion, reasonable attorney fees actually incurred by Executive in connection with the negotiation, execution and delivery of this Agreement in an amount up to twenty-five thousand dollars ($25,000).

     20. Withholding. All payments hereunder shall be subject to any required withholding of Federal, state and local taxes pursuant to any applicable law or regulation.

     21. Noncontravention. The Company represents that the Company is not prevented from entering into, or performing this Agreement by the terms of any law, order, rule or regulation, its by-laws or certificate of incorporation, or any agreement to which it is a party, other than which would not have a material adverse effect on the Company's ability to enter into or perform this Agreement. Executive represents to the Company that he is not a party to any contract that would preclude him from accepting employment as Chief Executive Officer and President of the Company and he has no reason to believe that accepting employment as Chief Executive Officer and President of the Company would result in a disclosure of any confidential information of any prior employer.

     22. Section Headings. The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

                                        NEW PLAN EXCEL REALTY TRUST, INC.,
                                        a Maryland corporation

                                        By: /s/ Steven F. Siegel
                                           ---------------------------------
                                           Name:  Steven F. Siegel
                                           Title: Sr. VP

                                        /s/ Glenn J. Rufrano
                                        ------------------------------------
                                        Glenn J. Rufrano



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